EXHIBIT 23.1

CONSENT OF ELLIOTT DAVIS, LLC

Board of Directors
Community Capital Corporation:

          We consent to the incorporation by reference in Community Capital Corporation’s Registration Statement on Form S-3 (No. 333-66402), relating to the registration of up to 500,000 shares of its common stock for issuance pursuant to the Community Capital Corporation Dividend Reinvestment Plan, of our report dated January 16, 2004 (except for Notes 1 and 24 as to which the date is March 22, 2004), which is included in Community Capital Corporation’s, Annual Report on Form 10-K as of December 31, 2003 and 2002 and for the three years ended December 31, 2003.

/s/ Elliott Davis, LLC
Columbia, South Carolina
March 24, 2004

E-79